Exhibit 99.1

K. Don Cornwell to Join PJT Partners Board of Directors

New York, August 8, 2022: PJT Partners Inc. (the “Company” or “PJT Partners”) (NYSE: PJT) today announced the appointment of K. Don Cornwell to its Board of Directors (the “Board”). He will assume his role on the Board in January 2023, and will continue as a Partner in PJT Partners’ Strategic Advisory business until then.

Mr. Cornwell joined PJT Partners in February 2015 as one of its earliest partners and played an integral role in building out the Company’s Strategic Advisory business while also advising on some of the most significant gaming, sports and entertainment deals in the industry. Prior to joining PJT Partners, he had an 18-year career at Morgan Stanley in the Mergers and Acquisitions Group, where he led its sports practice. Prior to Morgan Stanley, Mr. Cornwell worked at McKinsey & Co. as a management consultant and in corporate development for the National Football League.

Mr. Cornwell recently formed a new independent venture, Dynasty Equity, a global sports investment firm focused on making minority investments in professional sports teams and leagues.

Mr. Cornwell also serves on the Board of Trustees of Harlem Children’s Zone, East Harlem Tutorial Program, as well as the Board of Directors of New York Cares and VFiles Foundation. He earned his AB in government from Harvard University and his MBA from Stanford University’s Graduate School of Business.

Paul J. Taubman, Chairman and Chief Executive Officer of PJT Partners, said, “I am delighted to have Don join our Board of Directors. As a longtime colleague and one of the earliest partners at PJT Partners, Don has played an instrumental role in the growth and development of our firm and our culture. I am pleased that with Don joining our Board, we will continue to benefit from his unparalleled insight, unique perspective and intimate knowledge of our business and industry.”

Mr. Cornwell said, “Being part of PJT Partners’ growth – from eight to over 800 employees – has been one of the highlights of my career. I am excited to partner with Paul and the rest of the Board as we continue our journey of growth. When Paul started the firm, he knew sports would be an important part of the early growth story and I am proud of what we – including the late former NBA Commissioner and PJT Partners Senior Advisor David Stern – have accomplished together. Starting Dynasty Equity is the right next step for me but being able to stay connected to an organization I am passionate about was important to me and joining the Board is the perfect way to do it.”

About PJT Partners

PJT Partners is a premier global advisory-focused investment bank. We offer a unique portfolio of advisory services designed to help our clients achieve their strategic objectives. Our team of senior professionals delivers a range of strategic advisory, capital markets advisory, restructuring and special situations and shareholder advisory services to corporations, financial sponsors, institutional investors

Media Relations: Jon Keehner Joele Frank, Wilkinson Brimmer Katcher Tel: +1 212.355.4449 PJT-JF@joelefrank.com	Investor Relations: Sharon Pearson PJT Partners Inc. Tel: +1 212.364.7120 pearson@pjtpartners.com and governments around the world. We also provide private fund advisory and fundraising services for alternative investment strategies, including private equity, real estate, hedge funds and private credit. To learn more about PJT Partners, please visit our website at www.pjtpartners.com.